Exhibit 10.1

FIRST AMENDMENT TO SETTLEMENT AGREEMENT

This FIRST AMENDMENT TO SETTLEMENT AGREEMENT (the “Agreement”) is dated effective as of the ___ day of _________, 2018 (the “Settlement Effective Date”), by and between BANTEK, INC. (f/k/a Drone USA, Inc.), a Delaware corporation (the “Borrower”), DRONE USA, LLC, a Delaware limited liability company, HOWCO DISTRIBUTING CO., a Washington corporation (collectively, the “Corporate Guarantors”), MICHAEL BANNON, an individual (the “Validity Guarantor”) (the Borrower, the Corporate Guarantors and the Validity Guarantor are sometimes collectively referred to as the “Credit Parties”), and TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (the “Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Credit Agreement dated as of May 31, 2016, but made effective as of September 13, 2016 (the “Original Credit Agreement”), as amended by that certain Settlement Agreement dated on or around January 3, 2018 (the “Settlement Agreement”) (such Original Credit Agreement and Settlement Agreement, together with any other amendments, renewals, substitutions, replacements, or modifications from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the Credit Agreement, the Borrower executed and delivered to Lender that certain Convertible Promissory Note dated as of May 31, 2016, but made effective as of September 13, 2016 (the “Original Note”); and

WHEREAS, pursuant to the Settlement Agreement, the Original Note was severed, split, divided and apportioned into two (2) separate and distinct replacement notes, same being a First Replacement Convertible Promissory Note A dated as of January 3, 2018 from Borrower to Lender in the original principal amount of $1,000,000 (the “First Replacement Note A”) and a First Replacement Convertible Promissory Note B dated as of January 3, 2018 from Borrower to Lender in the original principal amount of $4,788,641.67 (the “First Replacement Note B”, and together with First Replacement Note A, collectively, the “First Replacement Notes”), which First Replacement Notes replaced and superseded the Original Note in its entirety; and

WHEREAS, in connection with the Credit Agreement and the Original Note, the Credit Parties executed and delivered to the Lender various ancillary documents referred to in the Credit Agreement as the “Loan Documents”; and

WHEREAS, the Borrower’s obligations under the Credit Agreement, the Original Note and the First Replacement Notes are secured by the following, all of which are included within the Loan Documents: (i) the Security Agreements; (ii) the Guarantee Agreement; (iii) the Pledge Agreements; (iv) the Validity Certificate; and (v) UCC-1 Financing Statements naming the Borrower and the Corporate Guarantors, as debtors, and Lender, as secured party (the “UCC-1’s”), among other Loan Documents; and

WHEREAS, the parties desire to aggregate all obligations due and owing by the Credit Parties to the Lender as of the date hereof under the Credit Agreement, the First Replacement Notes, this Agreement, and all other Loan Documents by aggregating all of such obligations into a newly issued promissory note in the form attached hereto as Exhibit “A” (the “Second Replacement Note”), which Second Replacement Note shall replace, amend and restate the First Replacement Notes in their entirety, and which Second Replacement Note shall be for a principal amount equal to the aggregate amount of all such obligations, all as more specifically set forth in this Agreement;

1

WHEREAS, the Credit Parties are currently in default of their respective obligations under the Credit Agreement and other Loan Documents for failing to pay certain sums required under the Credit Agreement and certain other Loan Documents, among other defaults (these defaults, together with any other default which may be existing as of the date hereof, the “Existing Defaults”); and

WHEREAS, Lender and the Credit Parties desire to resolve the Existing Defaults, all as more specifically set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Agreement are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Agreement shall have the same meaning ascribed to them in the Credit Agreement, except as otherwise specifically set forth herein.

3. Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Agreement and the terms and provisions of the Credit Agreement, the terms and provisions of this Agreement shall control, but only to the extent of any such conflict or ambiguity.

4. Outstanding Balance. The Credit Parties and Lender agree that the aggregate amount of all Obligations due and owing under the Credit Agreement and other Loan Documents, as of the October 30, 2018, is $6,018,192.42 (the “Outstanding Balance”). The Outstanding Balance shall be deemed and is agreed upon as the outstanding principal balance of the Second Replacement Note, and the entire Outstanding Balance shall be and remain secured by the Security Agreements, the Guarantee Agreement, the Pledge Agreement, the Validity Certificate, the UCC-1’s and all other Loan Documents, as applicable, and which Outstanding Balance shall be due and payable in accordance with the terms of the Credit Agreement, as amended hereby, and the Second Replacement Note. In that regard, simultaneously with the execution of this Agreement, the Credit Parties shall execute and deliver the Second Replacement Note in favor of the Lender. The Second Replacement Note is being executed and delivered simultaneously herewith in substitution for and to supersede the First Replacement Notes in their entirety. It is the intention of the Credit Parties and Lender that while the Second Replacement Note replaces and supersedes the First Replacement Notes, in their entirety, the Second Replacement Note is not in payment or satisfaction of the First Replacement Notes, but rather is the substitute of one evidence of debt for another without any intent to extinguish the old. Nothing contained in this Agreement or in the Second Replacement Note shall be deemed to extinguish the indebtedness and obligations evidenced by the First Replacement Notes or constitute a novation of the indebtedness evidenced by the First Replacement Notes.

5. View Access to Bank Accounts. On the Settlement Effective Date, the Credit Parties shall undertake all required actions, including providing Lender with proper sign-in or log-in credentials, user names, passwords, and other required information, to provide Lender with, and to allow Lender to have, view-only access, through the Credit Parties’ online banking system or otherwise, to any and all bank accounts of the Credit Parties which now exist and any additional bank accounts of the Credit Parties as may exist from time to time, including the Payment Account. Credit Parties shall not undertake any action that prevents or impairs Lender’s ability to have view-only access of all of the bank accounts of the Credit Parties as contemplated by this Section.

2

6. Ratification. The Credit Parties hereby acknowledge, represent, warrant, and confirm to Lender that: (i) each of the Loan Documents executed by the Credit Parties, respectively and as applicable, are valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms; (ii) the Second Replacement Note and all other Obligations of the Credit Parties under the Credit Agreement, all other Loan Documents and this Agreement, shall be and continue to be and remain secured by and under the Loan Documents, including, without limitation, the Security Agreements, the Pledge Agreements, the Guaranty Agreement, the Validity Certificate, and the UCC-1’s; and (iii) no oral representations, statements, or inducements have been made by Lender, or any agent or representative of Lender, with respect to the Credit Agreement, this Agreement or any other Loan Documents.

7. Additional Confirmations. The Credit Parties hereby represent, warrant and covenant as follows: (i) that the Lender’s Liens and security interests in all of the “Collateral” (as such term is defined in the Credit Agreement and in the Security Agreements), are and remain valid, perfected, first-priority security interests in such Collateral, and the Credit Parties have not granted any other Liens or security interests of any nature or kind in favor of any other Person affecting any of such Collateral, except for Permitted Liens.

8. Lender’s Conduct. As of the Settlement Effective Date, the Credit Parties hereby acknowledge and admit that: (i) the Lender has acted in good faith and has fulfilled and fully performed all of its obligations under or in connection with the Credit Agreement or any other Loan Documents; and (ii) that there are no other promises, obligations, understandings or agreements with respect to this Agreement, the Credit Agreement or the Loan Documents, except as expressly set forth herein, or in the Credit Agreement and other Loan Documents.

9. Redefined Terms. The term “Loan Documents,” as defined in the Credit Agreement and as used in this Agreement, shall be deemed to refer to and include this Agreement, the Second Replacement Note, and all other documents or instruments executed in connection with this Agreement.

10. Affirmation of Validity Certificate. The Validity Guarantor does hereby acknowledge and agree as follows: (i) the Validity Guarantor acknowledges having reviewed the terms of this Agreement, and agrees to the terms thereof; (ii) that the Validity Certificate, and all representations, warranties, covenants, agreements and guaranties made by Validity Guarantor thereunder, and any other Loan Documents by which the Validity Guarantor may be bound, if any, shall and do hereby remain and are ratified, are effective, and continue to apply to the Loan Documents, and with respect to all Obligations of the Borrower under the Loan Documents, as amended by this Agreement; (iii) that this Agreement shall not in any way adversely affect or impair the obligations of the Validity Guarantor to Lender under any of the Loan Documents; and (iv) the Validity Certificate is hereby ratified, confirmed, and continued, all as of the date of this Agreement.

3

11. Representations and Warranties of the Borrower and the Corporate Guarantors. The Borrower and the Corporate Guarantors each hereby makes the following representations and warranties to the Lender:

(a) Authority and Approval of Agreement; Binding Effect. The execution and delivery by the Borrower and the Corporate Guarantors of this Agreement, the Second Replacement Note, and all other documents executed and delivered in connection herewith and therewith, and the performance by Borrower and the Corporate Guarantors of all of their Obligations hereunder and thereunder, have been duly and validly authorized and approved by the Borrower and the Corporate Guarantors and their respective board of directors pursuant to all applicable laws and no other corporate action or consent on the part of the Borrower or the Corporate Guarantors, or their respective board of directors, stockholders, or any other Person is necessary or required by the Borrower or the Corporate Guarantors to execute this Agreement or the Second Replacement Note, and the documents executed and delivered in connection herewith and therewith, to consummate the transactions contemplated herein or therein, or perform all of the Borrower’s and the Corporate Guarantors’ obligations hereunder or thereunder. This Agreement, and each of the documents executed and delivered in connection herewith have been duly and validly executed by the Borrower and the Corporate Guarantors (and the officers executing this Agreement and all such other documents for each of the Borrower and the Corporate Guarantors are duly authorized to act and execute same on behalf of Borrower and the Corporate Guarantors) and constitute the valid and legally binding agreements of each of the Borrower and the Corporate Guarantors, enforceable against each of the Borrower and the Corporate Guarantors in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

12. Indemnification. Each of the Credit Parties, jointly and severally, hereby indemnifies and holds the Lender Indemnitees, their successors and assigns, and each of them, harmless from and against any and all charges, complaints, claims, counter-claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, cross-actions, threats, setoffs, equities, judgments, accounts, suits, liens, rights, demands, benefits, costs, losses, debts, expenses, and other distributions, of every kind and nature whatsoever, payable by any of the Lender Indemnitees to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable law (collectively, the “Claims”), through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to any matters relating to this Agreement, the Credit Agreement or any other Loan Documents. The foregoing indemnification obligations shall survive the termination of the Credit Agreement or any of the Loan Documents, and repayment of the Obligations.

4

13. Waiver and Release.  Each of the Credit Parties hereby represents and warrants to Lender that none of them have any defenses, setoffs, claims, counterclaims, cross-actions, equities, or any other Claims in favor of the Credit Parties, to or against the enforcement of any of the Loan Documents, and to the extent any of the Credit Parties have any such defenses, setoffs, claims, counterclaims, cross-actions, equities, or other Claims against Lender and/or against the enforceability of any of the Loan Documents, the Credit Parties each acknowledge and agree that same are hereby fully and unconditionally waived by the Credit Parties.  In addition to the foregoing full and unconditional waiver, each of the Credit Parties does hereby release, waive, discharge, covenant not to sue, acquit, satisfy and forever discharges each of the Lender Indemnitees and their respective successors and assigns, from any and all Claims whatsoever, in law or in equity, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, which the Credit Parties ever had, now have, or which any successor or assign of the Credit Parties hereafter can, shall, or may have against any of the Lender Indemnitees or their successors and assigns, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through and including the date hereof, including, without limitation, any matter, cause, or thing related to the Credit Agreement, this Agreement, the First Replacement Notes, the Second Replacement Note or any other Loan Documents (collectively, the “Released Claims”).  Without in any manner limiting the generality of the foregoing waiver and release, Credit Parties hereby agree and acknowledge that the Released Claims specifically include: (i) any and all Claims regarding or relating to the enforceability of the Loan Documents as against any of the Credit Parties; (ii) any and all Claims regarding, relating to, or otherwise challenging the governing law provisions of the Loan Documents; (iii) any and all Claims regarding or relating to  the amount of principal, interest, fees or other Obligations due from any of the Credit Parties to the Lender under any of the Loan Documents; (iv) any and all Claims regarding or relating to Lender’s conduct or Lender’s failure to perform any of Lender’s covenants or obligations under any of the Loan Documents; (v) any and all Claims regarding or relating to any delivery or failure to deliver any notices by Lender to Credit Parties; (vi) any and all Claims regarding or relating to any failure by Lender to fund any advances or other amounts under any of the Loan Documents; (vii) any and all Claims regarding or relating to any advisory services (or the lack thereof) provided by Lender to any of the Credit Parties for which any advisory fees may be due and owing and included within the Obligations; and (viii) any and all Claims based on grounds of public policy, unconscionability, or implied covenants of fair dealing and good faith. The Credit Parties further expressly agree that the foregoing release and waiver agreement is intended to be as broad and inclusive as permitted by the laws governing the Loan Documents, and the Released Claims include all Claims that the Credit Parties do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Agreement.  The foregoing waiver and release agreements by the Credit Parties are a material inducement for Lender to enter into this Agreement, and Lender’s agreement to enter into this Agreement is separate and material consideration to the Credit Parties for the waiver and release agreements contained herein, the receipt and sufficiency of such consideration hereby acknowledged by Credit Parties. In addition, each of the Credit Parties agrees and acknowledges that it has had an opportunity to negotiate the terms and provisions of this Agreement, including the foregoing waiver and release agreements, with and through their own competent counsel, and that each of the Credit Parties have sufficient leverage and economic bargaining power, and have used such leverage and economic bargaining power, to fairly and fully negotiate this Agreement, including the waiver and release agreements herein, in a manner that is acceptable to the Credit Parties.  The foregoing waiver and release agreements shall survive the termination of the Credit Agreement or any of the Loan Documents, and repayment of the Obligations.

14. Waiver; Forbearance. The parties recognize and acknowledge that by entering into this Agreement, the Lender is not waiving any rights or remedies it may have under any of the Loan Documents, or any defaults or Events of Default arising thereunder, including the Existing Defaults (collectively, the “Existing Rights”); provided, however, that Lender hereby agrees that Lender shall forbear from pursuing enforcement of any of its Existing Rights, unless and until an additional default or Event of Default occurs under this Agreement, the Credit Agreement or any other Loan Documents (a “Future Default”), whereupon the foregoing forbearance shall automatically become null and void and of no further force or effect, without any further notice or demand from Lender, and Lender shall have the absolute right to pursue and obtain all Existing Rights.

15. Consultation with Counsel. The Credit Parties each represent that they have fully reviewed this Agreement with their respective attorneys and understand the legal effect of this Agreement, and each of the Credit Parties represents that having understood the legal effects of this Agreement, each of them has freely and voluntarily consented to and authorized this Agreement.

16. Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

5

17. Maturity Date. The Credit Agreement is hereby amended such that the Maturity Date shall be extended to December 15, 2020 (the “Extended Maturity Date”). Notwithstanding anything contained in this Agreement to the contrary, all Obligations owing by the Borrower and all other Credit Parties under the Credit Agreement, the Second Replacement Note, and all other Loan Documents shall be paid in full by the Extended Maturity Date.

18. Interest Rate. The Interest Rate as set forth in the Credit Agreement shall be revised to Twelve Percent (12%) per annum.

19. Fees and Expenses.

(a) Document Review and Legal Fees. The Borrower agrees to pay to the Lender or its counsel all legal fees and costs incurred by Lender for the preparation, negotiation and execution of this Agreement and all other documents in connection herewith, which legal fees and costs shall be paid simultaneously with the execution of this Agreement by Credit Parties, unless any such fees shall have been paid prior to the Settlement Effective Date.

[Signatures on the Following Page]

6

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

BANTEK, INC. (f/k/a Drone USA, Inc.),
a Delaware corporation

By:
Name:
Title:

CORPORATE GUARANTORS:

DRONE USA, LLC,	HOWCO DISTRIBUTING CO.,
a Delaware limited liabilitycompany	a Washington corporation

By:	By:

Name:	Name:

Title:	Title:

VALIDITY GUARANTOR:

MICHAEL BANNON

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:
Robert Press, Director

7

EXHIBIT “A”

SECOND REPLACEMENT NOTE

8